Exhibit 99

Paid, Inc. Changes Bylaws to Enable Its Stock to be Traded Through DTC

Paid Encourages Shareholders to Hold Stock in Certificate Form

WORCESTER, MA — December 7, 2004 — Paid, Inc. (OTCBB: PAYD) today announced that its stock will once again be eligible for trading through the Depository Trust Company (DTC) to enable electronic trading of its shares, effective immediately. The move comes in response to the Securities and Exchange Commission’s (SEC) Dec. 2 announcement that it has adopted a new rule that bars transfer agents from handling stocks with restrictions or prohibitions on their transfer to or from intermediaries, including banks, brokers, and clearing agencies. The services of an outside transfer agent are an essential component to being a publicly traded company. Due to the new rule, Paid’s board of directors has voted to change its corporate bylaws to once again enable certificates of its stock to be held in the name of the brokerage on behalf of the client (a.k.a. “street name”) and no longer requires them to include the beneficial owner name. The Company expects that removal of this requirement will enable Paid, Inc. certificates to be deposited with DTC and handled through a transfer agent.

“Although the new SEC rule doesn’t go into effect until 90 days after publication, we are making the necessary changes now,” said Greg Rotman, CEO of Paid, Inc. “We believe this change will enable all brokerage firms to execute trades with our stock in the normal manner, thereby enabling a broader distribution of our stock amongst the investment community.”

Shareholders of Paid, Inc. need not do anything with their stock certificates or shares held by their brokerages as a result of this action by Paid, unless requested by their broker. Brokerages should consult with DTC if they have any difficulties trading Paid, Inc.’s stock through DTC.

Although certificates can be deposited with DTC, Paid, Inc. management strongly recommends that its shareholders should keep their certificates in paper form and in their possession until they are ready to trade them. Management feels this is the safest way for shareholders to ensure that they will have the opportunity to participate in any proxy votes and other shareholder-related matters that may occur.

About Paid, Inc.:
Paid’s innovative products and services are utilized in online auction management, ecommerce and web site development and hosting. Using proprietary technology, Paid, Inc. is a respected developer of dynamic, cutting edge celebrity web sites and ecommerce storefronts that attract tens of thousands of visitors daily. Paid’s Auction Inc brand auction management and shipping calculation software utilizes Paid’s patent-pending process technologies to streamline back-office and shipping processes for online auctions and e-commerce. Paid’s Celebrity Services offers a broad array of services to the sports, music and entertainment industries, including fan club management, premium ticket packages, fan experiences, web site development, merchandising and special events management. Paid’s Rotman Auction is an eBay Platinum Powerseller that sells thousands of items — primarily sports, Hollywood and Americana collectibles and memorabilia — each week on eBay. The company also builds and maintains large database-driven portals across a broad array of industries. The Company’s common stock is traded on the Nasdaq OTC Bulletin Board under the symbol PAYD. For further information visit http://www.paid.com.

Forward Looking Statements:
This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company’s DTC eligibility and brokerages’ ease of trading the stock. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s most recent filings, including Form 10-KSB with the Securities and Exchange Commission.

CONTACTS:
MEDIA:  Julie Shepherd, Accentuate Inc. for Paid Inc., +1 815 479 1833, Julie@paid.com

INVESTORS:  Jens Dalsgaard, Redwood Consultants, LLC, +1-415-884-0348, jnsd@aol.com, for Paid